Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235
TYSON CONTINUES GROWTH
WITH RECORD THIRD QUARTER EARNINGS;
PROJECTS AT LEAST 10% EPS GROWTH IN 2015

Springdale, Arkansas – July 28, 2014 – Tyson Foods, Inc. (NYSE: TSN), today reported the following results:

(in millions, except per share data)	Third Quarter		Nine Months
	2014	2013	2014	2013
Sales	$9,682	$8,731	$27,475	$25,480
Operating Income	351	419	1,124	959

Income from Continuing Operations	258	249	720	589
Loss from Discontinued Operation, Net of Tax	—	(4)	—	(70)
Net Income	258	245	720	519
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(2)	(4)	(7)	2
Net Income Attributable to Tyson	$260	$249	$727	$517

Adjusted¹ Operating Income from Continuing Operations	$407	$419	$1,180	$959

Net Income Per Share from Continuing Operations Attributable to Tyson	$0.73	$0.69	$2.05	$1.61
Adjusted¹ Net Income Per Share from Continuing Operations Attributable to Tyson	$0.75	$0.69	$2.07	$1.56

Net Income Per Share Attributable to Tyson	$0.73	$0.68	$2.05	$1.42
Adjusted¹ Net Income Per Share Attributable to Tyson	$0.75	$0.68	$2.07	$1.52

¹Adjusted operating income and adjusted EPS is explained and reconciled to comparable GAAP measure at the end of this release
Third Quarter Highlights

•	Reported EPS was $0.73; Adjusted EPS up 9% to $0.75 compared to EPS from continuing operations of $0.69 in third quarter of fiscal 2013

•	Quarterly sales up to $9.7 billion resulting in 11% increase over third quarter of fiscal 2013

•	Adjusted operating margin was 4.2%

•	Acquisition of the Hillshire Brands on track for closing in fourth quarter of fiscal 2014
“With $0.75 adjusted EPS, this was a record third quarter,” said Donnie Smith, Tyson Foods’ president and chief executive officer. “Overall, our results were in line with our expectations. The Chicken segment could have performed better had it not been for isolated issues at a couple of plants. The Beef segment finished the quarter remarkably well after a difficult start. The Pork segment had a record third quarter despite tight hog supplies due to the PED virus. The Prepared Foods segment had a disappointing quarter primarily due to the continued run up in pork raw material inputs. As part of our prepared foods strategy, on Friday we announced that we are closing three plants to improve capacity utilization and streamline our cost structure. In addition to these plant closures, today we’re announcing the sale of our operations in Brazil and Mexico for $575 million. Although these are good businesses with great team members, we haven’t had the necessary scale to gain leading share positions in these markets. In the short term, we’ll use the sale proceeds to pay down debt associated with our acquisition of Hillshire Brands. Longer term, we remain committed to our international business and will continue to explore opportunities to extend our international presence.
“We are nearing the end of what looks to be the best year in our company’s history,” Smith said. “We’re looking forward to closing on the Hillshire acquisition before the end of our fourth quarter, and we’re excited about combining the protein industry’s best marketing and operations talent into one team. We’ll be ready to start the new fiscal year together and anticipate delivering Tyson’s sixth year in a row of strong earnings and operating income and also achieving our goal of at least 10% EPS growth in 2015.”

Segment Performance Review (in millions)

Sales
(for the third quarter and nine months ended June 28, 2014, and June 29, 2013)
	Third Quarter				Nine Months
			Volume	Avg. Price			Volume	Avg. Price
	2014	2013	Change	Change	2014	2013	Change	Change
Chicken	$2,829	$2,820	1.3%	(1.0)%	$8,327	$8,148	2.7%	(0.5)%
Beef	4,189	3,723	(0.9)%	13.5%	11,748	10,655	0.4%	9.8%
Pork	1,766	1,332	5.0%	26.3%	4,677	4,006	1.1%	15.4%
Prepared Foods	901	797	4.0%	8.7%	2,669	2,441	5.2%	4.0%
International	365	343	17.2%	(9.2)%	1,020	1,001	14.0%	(10.6)%
Other	—	—	n/a	n/a	—	47	n/a	n/a
Intersegment Sales	(368)	(284)	n/a	n/a	(966)	(818)	n/a	n/a
Total	$9,682	$8,731	2.2%	8.5%	$27,475	$25,480	2.5%	5.4%

Operating Income (Loss)
(for the third quarter and nine months ended June 28, 2014, and June 29, 2013)
	Third Quarter				Nine Months
			Operating Margin				Operating Margin
	2014	2013	2014	2013	2014	2013	2014	2013
Chicken	$195	$215	6.9%	7.6%	$682	$471	8.2%	5.8%
Beef	101	114	2.4%	3.1%	194	134	1.7%	1.3%
Pork	128	67	7.2%	5.0%	356	264	7.6%	6.6%
Prepared Foods	(50)	24	(5.5)%	3.0%	(13)	85	(0.5)%	3.5%
International	(15)	5	(4.1)%	1.5%	(73)	—	(7.2)%	—%
Other	(8)	(6)	n/a	n/a	(22)	5	n/a	n/a
Total	$351	$419	3.6%	4.8%	$1,124	$959	4.1%	3.8%
Note: During the second quarter of fiscal 2014, we began reporting our International operation as a separate segment, which was previously included in our Chicken segment. The International segment includes our foreign operations related to raising and processing live chickens in Brazil, China, India and Mexico. All periods presented have been reclassified to reflect this change.

Third quarter and nine months of fiscal 2014

•	Operating income was reduced by $49 million in the Prepared Foods segment for impairments related to the closure of three plants.

•	Operating income was reduced by $7 million in Other for third party transaction fees incurred as part of the Hillshire Brands acquisition.

•
Chicken - Sales volumes for the third quarter and nine months of fiscal 2014 grew as a result of stronger demand for chicken products and mix of rendered product sales. Average sales price decreased as feed ingredient costs declined, partially offset by mix changes. Operating income for the third quarter of fiscal 2014 was negatively impacted by rapidly rising costs of outside meat purchases as well as operational disruptions at two of our facilities. For the nine months of fiscal 2014, operating income increased due to higher sales volume and lower feed ingredient costs, partially offset by decreased average sales price. Feed costs decreased $120 million and $460 million for the third quarter and nine months of fiscal 2014, respectively.

•
Beef - Sales volumes decreased for the third quarter of fiscal 2014 due to a reduction in live cattle processed. However, sales volumes were up for the nine months of fiscal 2014 due to better domestic demand for our beef products, partially offset by reduced exports. Average sales price increased due to lower domestic availability of fed cattle supplies, which additionally drove up livestock costs. Operating income decreased for the third quarter of fiscal 2014 due to higher fed cattle costs and periods of reduced demand for beef products, which made it difficult to pass along increased input costs, as well as lower sales volumes and increased operating costs. For the nine months of fiscal 2014, operating income increased due to improved operational execution and maximizing our revenues relative to the rising live cattle markets, partially offset by increased operating costs.

•
Pork - Sales volumes increased as a result of better domestic demand for our pork products. Average sales price increased due to lower total hog supplies, which additionally resulted in higher input costs. Operating income increased as we maximized our revenues relative to live hog markets, partially attributable to operational and mix performance.

•
Prepared Foods - Sales volumes increased as a result of improved demand for our prepared foods products and incremental volumes from the purchase of three businesses. Average sales price increased due to better product mix and price increases associated with higher input costs. Operating income decreased as a result of higher raw material and other input costs of approximately $95 million and $160 million for the third quarter and nine months of fiscal 2014, respectively, and additional costs incurred as we invested in our growth platforms. Because many of our sales contracts are formula based or shorter-term in nature, we are typically able to offset rising input costs through pricing. However, there is a lag time for price increases to take effect. Additionally, in the third quarter of fiscal 2014, we incurred a $49 million impairment charge related to the planned closure of three plants, which are expected to cease operation by mid-fiscal 2015.

•
International - Sales volumes increased as we grew our businesses in Brazil and China. Average sales price decreased due to poor export market conditions in Brazil, supply imbalances associated with weak demand in China and a less favorable pricing environment in Mexico. Operating income decreased due to poor operational execution in Brazil, challenging market conditions in Brazil and China and additional costs incurred as we grew our International operation.

Outlook
In fiscal 2015, we expect overall domestic protein production (chicken, beef, pork and turkey) to increase approximately 1% from fiscal 2014 levels. Grain supplies are expected to increase in fiscal 2015, which should result in lower input costs as well as decreased costs for cattle and hog producers. The following is a summary outlook for each of our segments, as well as an outlook on acquisitions, sales, capital expenditures, net interest expense, debt and liquidity and share repurchases for the remainder of fiscal 2014 and fiscal 2015. Unless otherwise noted, the related outlook includes impacts related to the Hillshire Brands acquisition, sale of our Brazil and Mexico chicken production operations, and closure of the three Prepared Foods plants. Our accounting cycle results in a 53-week year in fiscal 2015 as compared to a 52-week year in fiscal 2014.

•
Acquisition – On July 1, 2014, we entered into a definitive merger agreement to acquire Hillshire Brands for $63 per share in cash. The transaction is expected to close before September 27, 2014, subject to customary regulatory approvals, and the satisfaction of other closing conditions. The transaction is valued at $8.7 billion, including the assumption of Hillshire Brands' net debt. Additionally, Tyson paid $163 million breakage fee related to Hillshire Brands' terminated acquisition of another company. The results of Hillshire Brands will be included in the Prepared Foods segment.

•
Chicken – Current USDA data shows U.S. chicken production to increase around 2% in fiscal 2015 compared to fiscal 2014. Based on current futures prices, we expect lower feed costs in fiscal 2015 compared to fiscal 2014 of approximately $400 million. Many of our sales contracts are formula based or shorter-term in nature, but there may be a lag time for price changes to take effect. Due to the relative value of chicken compared to other proteins, we believe demand will remain strong. We believe our Chicken segment's operating margin should be at or above 10% in fiscal 2015.

•
Beef – We expect to see a reduction of industry fed cattle supplies of 4-5% in fiscal 2015 as compared to fiscal 2014. Although we generally expect adequate supplies in regions we operate our plants, there may be periods of imbalance of fed cattle supply and demand. For fiscal 2015, we believe our Beef segment's profitability will be similar to fiscal 2014.

•
Pork – We expect industry hog supplies to increase around 2% in fiscal 2015 compared to fiscal 2014. For fiscal 2015, we believe our Pork segment's operating margin will be in its normalized range of 6.0%-8.0%.

•
Prepared Foods – As announced on July 25, 2014, we will close three Prepared Foods plants. The production from the closed plants will be moved to other existing facilities. Consequently, the closures will not impact revenues but will result in significant cost savings and production efficiencies. Additionally, we anticipate the Hillshire Brands acquisition will add $4 billion in revenues in fiscal 2015. We expect to realize substantial synergies from combining our Prepared Foods business with Hillshire Brands. Synergies are expected to come from operational improvements, purchasing and distribution. As we execute our Prepared Foods strategy, we estimate the impact of the Hillshire Brands synergies, along with the cost savings and the production efficiencies associated with the announced plant closures, will positively impact our Prepared Foods segment by more than $225 million in fiscal 2015, and should exceed $500 million by the third full year of ownership. A new normalized range for the Prepared Foods segment will be quantified after the transaction closes.

•
International – For fiscal 2014, we expect our International segment to incur losses of approximately $100 million. We anticipate the sale of our Brazil and Mexico chicken production operations to close in late fiscal 2014 or early fiscal 2015. As a result, we expect our International chicken revenues in fiscal 2015 to decrease by approximately $1 billion as compared to fiscal 2014. Excluding any gain or loss associated with the sale of the Brazil and Mexico operations, we expect the International segment's operating income to improve by $50 million in fiscal 2015.

•
Sales – We expect 2014 sales to approximate $38 billion. We expect fiscal 2015 sales to approximate $42 billion as we integrate Hillshire Brands and continue to execute our strategy of accelerating growth in domestic value-added chicken sales and Prepared Food sales.

•	Capital Expenditures – We expect fiscal 2014 capital expenditures will approximate $600 to $650 million. We expect fiscal 2015 capital expenditures to be approximately $900 million.

•
Net Interest Expense – We expect net interest expense will approximate $130 million and $290 million for fiscal 2014 and fiscal 2015, respectively. These amounts include estimates regarding the timing and composition of debt financing and closing of the Hillshire Brands acquisition.

•	Debt and Liquidity – We expect total liquidity, which was $1.5 billion at June 28, 2014, to be above our goal to maintain liquidity in excess of $1.2 billion.

•	Share Repurchases – We currently do not plan to repurchase shares other than to fund obligations under equity compensation programs.

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013
Sales	$9,682	$8,731	$27,475	$25,480
Cost of Sales	9,045	8,049	25,502	23,791
Gross Profit	637	682	1,973	1,689

Selling, General and Administrative	286	263	849	730
Operating Income	351	419	1,124	959
Other (Income) Expense:
Interest income	(1)	(2)	(6)	(5)
Interest expense	25	36	78	109
Other, net	17	—	18	(19)
Total Other (Income) Expense	41	34	90	85
Income from Continuing Operations before Income Taxes	310	385	1,034	874
Income Tax Expense	52	136	314	285
Income from Continuing Operations	258	249	720	589
Loss from Discontinued Operation, Net of Tax	—	(4)	—	(70)
Net Income	258	245	720	519
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(2)	(4)	(7)	2
Net Income Attributable to Tyson	$260	$249	$727	$517
Amounts attributable to Tyson:
Net Income from Continuing Operations	260	253	727	587
Net Loss from Discontinued Operation	—	(4)	—	(70)
Net Income Attributable to Tyson	$260	$249	$727	$517
Weighted Average Shares Outstanding:
Class A Basic	280	283	275	284
Class B Basic	70	70	70	70
Diluted	356	369	355	366
Net Income Per Share from Continuing Operations Attributable to Tyson:
Class A Basic	$0.75	$0.73	$2.15	$1.69
Class B Basic	$0.68	$0.66	$1.94	$1.52
Diluted	$0.73	$0.69	$2.05	$1.61
Net Loss Per Share from Discontinued Operation Attributable to Tyson:
Class A Basic	$—	$(0.01)	$—	$(0.20)
Class B Basic	$—	$(0.02)	$—	$(0.18)
Diluted	$—	$(0.01)	$—	$(0.19)
Net Income Per Share Attributable to Tyson:
Class A Basic	$0.75	$0.72	$2.15	$1.49
Class B Basic	$0.68	$0.64	$1.94	$1.34
Diluted	$0.73	$0.68	$2.05	$1.42
Dividends Declared Per Share:
Class A	$0.075	$0.050	$0.250	$0.260
Class B	$0.068	$0.045	$0.226	$0.234

Sales Growth	10.9%		7.8%
Margins: (Percent of Sales)
Gross Profit	6.6%	7.8%	7.2%	6.6%
Operating Income	3.6%	4.8%	4.1%	3.8%
Income from Continuing Operations	2.7%	2.9%	2.6%	2.3%
Effective Tax Rate for Continuing Operations	16.8%	35.4%	30.4%	32.6%

TYSON FOODS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	June 28, 2014	September 28, 2013
Assets
Current Assets:
Cash and cash equivalents	$587	$1,145
Accounts receivable, net	1,624	1,497
Inventories	3,061	2,817
Other current assets	241	145
Total Current Assets	5,513	5,604
Net Property, Plant and Equipment	3,941	4,053
Goodwill	1,925	1,902
Intangible Assets	151	138
Other Assets	525	480
Total Assets	$12,055	$12,177

Liabilities and Shareholders’ Equity
Current Liabilities:
Current debt	$41	$513
Accounts payable	1,496	1,359
Other current liabilities	1,075	1,138
Total Current Liabilities	2,612	3,010
Long-Term Debt	1,784	1,895
Deferred Income Taxes	404	479
Other Liabilities	545	560

Total Tyson Shareholders’ Equity	6,694	6,201
Noncontrolling Interests	16	32
Total Shareholders’ Equity	6,710	6,233

Total Liabilities and Shareholders’ Equity	$12,055	$12,177

TYSON FOODS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	June 28, 2014	June 29, 2013
Cash Flows From Operating Activities:
Net income	$720	$519
Depreciation and amortization	382	387
Deferred income taxes	(64)	(21)
Convertible debt discount	(92)	—
Other, net	76	80
Net changes in working capital	(479)	(193)
Cash Provided by Operating Activities	543	772

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(437)	(425)
Purchases of marketable securities	(25)	(123)
Proceeds from sale of marketable securities	24	22
Acquisitions, net of cash acquired	(56)	(106)
Other, net	44	36
Cash Used for Investing Activities	(450)	(596)

Cash Flows From Financing Activities:
Payments on debt	(407)	(69)
Net proceeds from borrowings	28	48
Purchases of Tyson Class A common stock	(286)	(298)
Dividends	(76)	(87)
Stock options exercised	61	93
Other, net	26	13
Cash Used for Financing Activities	(654)	(300)

Effect of Exchange Rate Changes on Cash	3	(4)

Decrease in Cash and Cash Equivalents	(558)	(128)
Cash and Cash Equivalents at Beginning of Year	1,145	1,071
Cash and Cash Equivalents at End of Period	$587	$943

TYSON FOODS, INC.
EBITDA Reconciliations
(In millions)
(Unaudited)

	Nine Months Ended		Fiscal Year Ended	Twelve Months Ended
	June 28, 2014	June 29, 2013	September 28, 2013	June 28, 2014

Net income	$720	$519	$778	$979
Less: Interest income	(6)	(5)	(7)	(8)
Add: Interest expense	78	109	145	114
Add: Income tax expense (a)	314	287	409	436
Add: Depreciation	362	354	474	482
Add: Amortization (b)	15	12	17	20
EBITDA	$1,483	$1,276	$1,816	$2,023

Total gross debt			$2,408	$1,825
Less: Cash and cash equivalents			(1,145)	(587)
Less: Short-term investments			(1)	(2)
Total net debt			$1,262	$1,236

Ratio Calculations:
Gross debt/EBITDA			1.3x	0.9x
Net debt/EBITDA			0.7x	0.6x

(a)	Includes income tax expense of discontinued operation.

(b)
Excludes the amortization of debt discount expense of $5 million and $21 million for the 9 months ended June 28, 2014, and June 29, 2013, respectively, and $28 million for the fiscal year ended September 28, 2013, as it is included in Interest expense.

EBITDA represents net income, net of interest, income tax and depreciation and amortization. EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe the presentation of this financial measure helps investors to assess our operating performance from period to period and enhances understanding of our financial performance and highlights operational trends. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. However, the measurement of EBITDA may not be comparable to those of other companies in our industry, which limits its usefulness as a comparative measure. EBITDA is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure of financial performance reported in accordance with GAAP or as a measure of operating cash flow or liquidity. EBITDA is a useful tool for assessing, but is not a reliable indicator of, our ability to generate cash to service our debt obligations because certain of the items added to net income to determine EBITDA involve outlays of cash. As a result, actual cash available to service our debt obligations will be different from EBITDA. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
EPS Reconciliations
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Reported net income from continuing operations per share attributable to Tyson	$0.73	$0.69	$2.05	$1.61

Less: $19 million recognized currency translation adjustment gain	—	—	—	(0.05)

Less: $40 million gain on unrecognized tax benefit	(0.11)	—	(0.11)	—

Add: $29 million Hillshire Brands acquisition fees paid to third parties	0.05	—	0.05	—

Add: $49 million impairment due to closure of three facilities	0.08	—	0.08	—

Adjusted net income from continuing operations per share attributable to Tyson	$0.75	$0.69	$2.07	$1.56

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Reported net income per share attributable to Tyson	$0.73	$0.68	$2.05	$1.42

Less: $19 million recognized currency translation adjustment gain	—	—	—	(0.05)

Add: $56 million impairment of non-core assets in China	—	—	—	0.15

Less: $40 million gain on unrecognized tax benefit	(0.11)	—	(0.11)	—

Add: $29 million Hillshire Brands acquisition fees paid to third parties	0.05	—	0.05	—

Add: $49 million impairment due to closure of three facilities	0.08	—	0.08	—

Adjusted net income per share attributable to Tyson	$0.75	$0.68	$2.07	$1.52

Adjusted net income per share attributable to Tyson (adjusted EPS) and adjusted net income from continuing operations per share attributable to Tyson (adjusted continuing EPS) are presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted EPS and adjusted continuing EPS helps investors to assess our financial performance from period to period and enhances understanding of our financial performance. However, adjusted EPS and adjusted continuing EPS may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted EPS and adjusted continuing EPS are not measures required by or calculated in accordance with GAAP and should not be considered as substitutes for any measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally, in making investment decisions.

TYSON FOODS, INC.
Operating Income Reconciliation
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 28, 2014	June 29, 2013	June 28, 2014	June 29, 2013

Reported from continuing operations	$351	$419	$1,124	$959

Add: Hillshire Brands acquisition fees paid to third parties	7	—	7	—

Add: Impairment due to closure of three facilities	49	—	49	—

Adjusted from continuing operations	$407	$419	$1,180	$959

Adjusted operating income from continuing operations is presented as supplementary financial measurements in the evaluation of our business. We believe the presentation of adjusted operating income helps investors assess our financial performance from period to period and enhance understanding of our financial performance. However, adjusted operating income may not be comparable to those of other companies in our industry, which limits the usefulness as comparative measures. Adjusted operating income is not a measure required by or calculated in accordance with GAAP and should not be considered as a substitute for any measures of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results, and use non-GAAP financial measures only supplementally in making investment decisions.

Tyson Foods, Inc., with headquarters in Springdale, Arkansas, is one of the world's largest processors and marketers of chicken, beef and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The Company was founded in 1935 by John W. Tyson, whose family has continued to be involved with son Don Tyson leading the company for many years and grandson John H. Tyson serving as the current Chairman of the Board of Directors. Tyson Foods produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. The Company provides products and services to customers throughout the United States and approximately 130 countries. It has approximately 115,000 Team Members employed at more than 400 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson Foods strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The Company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

A conference call to discuss the Company's financial results will be held at 8 a.m. Eastern Monday, July 28, 2014. To listen live via telephone, call 888-455-8283. International callers dial 1-210-839-8865. The pass code "Tyson Foods" will be required to join the call. If you are unable to listen to the live webcast, it will be archived for one year at http://ir.tyson.com. A telephone replay will be available through August 22, 2014, at 800-839-3139. International callers may access the replay at 203-369-3126. The live webcast, as well as the replay, will be available on the Internet at http://ir.tyson.com. Financial information, such as this news release, as well as other supplemental data, can be accessed from the Company's web site at http://ir.tyson.com.

Forward-Looking Statements
Certain information contained in the press release may constitute forward-looking statements, such as statements relating to expected performance, and including, but not limited to, statements appearing in the “Outlook” section. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are the following: (i) the effect of, or changes in, general economic conditions; (ii) fluctuations in the cost and availability of inputs and raw materials, such as live cattle, live swine, feed grains (including corn and soybean meal) and energy; (iii) market conditions for finished products, including competition from other global and domestic food processors, supply and pricing of competing products and alternative proteins and demand for alternative proteins; (iv) successful rationalization of existing facilities and operating efficiencies of the facilities; (v) risks associated with our commodity purchasing activities; (vi) access to foreign markets together with foreign economic conditions, including currency fluctuations, import/export restrictions and foreign politics; (vii) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)), which could have an adverse effect on livestock we own, the availability of livestock we purchase, consumer perception of certain protein products or our ability to access certain domestic and foreign markets; (viii) changes in availability and relative costs of labor and contract growers and our ability to maintain good relationships with employees, labor unions, contract growers and independent producers providing us livestock; (ix) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (x) changes in consumer preference and diets and our ability to identify and react to consumer trends; (xi) significant marketing plan changes by large customers or loss of one or more large customers; (xii) adverse results from litigation; (xiii) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xiv) compliance with and changes to regulations and laws (both domestic and foreign), including changes in accounting standards, tax laws, environmental laws, agricultural laws and occupational, health and safety laws; (xv) our ability to make effective acquisitions or joint ventures and successfully integrate newly acquired businesses into existing operations; (xvi) effectiveness of advertising and marketing programs; and (xvii) those factors listed under Item 1A. “Risk Factors” included in our September 28, 2013 , Annual Report filed on Form 10-K.